Exhibit 10.1
FOURTH AMENDMENT TO LEASE
FOURTH AMENDMENT TO LEASE dated as of this 26th day of November, 2007 (the “Effective Date”) by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, the general partner of which is Boston Properties, Inc., a Delaware corporation, as landlord (“Landlord”) and CONSTANT CONTACT, INC., a Delaware corporation, as tenant (“Tenant”).
RECITALS
     By Lease dated July 9, 2002 (the “Original Lease”), as amended by First Amendment to Lease dated as of June 29, 2005 (the “First Amendment”), Second Amendment to Lease dated as of July 24, 2006 (the “Second Amendment”) and Third Amendment to Lease dated as of February 27, 2007 (the “Third Amendment”) (the Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 50,705 square feet of rentable floor area (“Rentable Floor Area of Existing Premises”) located on the third (3rd) floor in the building (the “Building”) commonly known as Reservoir Place Main (formerly referred to in the Lease as “Reservoir Place II”) at 1601 Trapelo Road, Waltham, Massachusetts (referred to in the Lease as the “Premises” or “Tenant’s Space”, hereinafter, the “Existing Premises”). The parties further acknowledge that the term has not yet commenced with respect to a portion of the Existing Premises (i.e., the “Expansion Premises”, as such term is defined in the Second Amendment), and that Tenant is currently subleasing such space pursuant to a separate sublease agreement.
     Tenant has determined to lease from Landlord an additional 28,252 feet of rentable floor area (“Rentable Floor Area of Fourth Expansion Premises”) on the third (3rd) floor of the Building (the “Fourth Expansion Premises”) shown on Exhibit A attached hereto, upon the terms and conditions contained in this Fourth Amendment to Lease (the “Fourth Amendment”). The Fourth Expansion Premises is comprised of the “Fourth Expansion Premises A”, which is 25,661 feet of rentable floor area (“Rentable Floor Area of the Fourth Expansion Premises A”) as shown on Exhibit A, and the “Fourth Expansion Premises B,” which is 2,591 feet of rentable floor area (“Rentable Floor Area of the Fourth Expansion Premises B”) as shown on Exhibit A.
     Landlord and Tenant are entering into this instrument to set forth the terms and conditions for the use and occupancy of the Fourth Expansion Premises and to otherwise amend the Lease.
     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
1.	As of the “Fourth Expansion Premises Commencement Date” (as defined in Section 2 below) and continuing through the expiration or earlier termination of the Term (including the balance of the First Extended Term), the Existing Premises shall be expanded to include the Fourth Expansion Premises, such that the Existing Premises and the Fourth Expansion Premises shall constitute the “Premises” (and “Tenant’s Space”) demised to Tenant under the Lease. All terms and conditions of the Lease (including, without limitation, Tenant’s right to extend the Lease Term as set forth in Section 6 of the First Amendment) shall apply to the Fourth Expansion Premises and Existing Premises, collectively, except as otherwise indicated in this Fourth Amendment.

2.	The following definitions are hereby added (or substituted, where applicable) to the REFERENCE DATA in Section 1.1 of the Lease:

FOURTH EXPANSION PREMISES COMMENCEMENT DATE:	The Effective Date.

FOURTH EXPANSION PREMISES A RENT COMMENCEMENT
DATE:	The earlier to occur of (i) March 1, 2008, or (ii) the date on which the Fourth Expansion Premises Work is substantially complete, as described in Section 7.2 below, or (iii) the date on which Tenant commences beneficial use of the Fourth Expansion Premises A for its business purposes.

FOURTH EXPANSION PREMISES B RENT COMMENCEMENT
DATE:	The earlier to occur of (i) March 1, 2008, or (ii) the date on which the Fourth Expansion Premises Work is substantially complete, as described in Section 7.2 below, or (iii) the date on which Tenant commences beneficial use of the Fourth Expansion Premises B for its business purposes.

FOURTH EXPANSION PREMISES

EXPIRATION DATE:	September 30, 2010, to be coterminous with the Term

LANDLORD’S CONSTRUCTION REPRESENTATIVE:	Michael Schumacher

TENANT’S CONSTRUCTION
REPRESENTATIVE:	David Mann and Steven Wasserman, either of whom individually may act on Tenant’s behalf.

BROKER:	McCall & Almy One Post Office Square, 37th Floor Boston, Massachusetts 02109
3.	ANNUAL FIXED RENT.

(A) With respect to the Existing Premises, Annual Fixed Rent shall be paid as currently provided in the Lease.

(B) With respect to the Fourth Expansion Premises A, Annual Fixed Rent for the Fourth Expansion Premises A shall be payable as follows:
(i) Commencing on the Fourth Expansion Premises A Rent Commencement Date and continuing through and including September 2008 (plus the partial month, if any, immediately following the Fourth Expansion Premises A Rent Commencement Date) at the annual rate of Eight Hundred and Thirty Three Thousand Nine Hundred and Eighty Two 50/100 Dollars ($833,982.50) (being the product of (i) $32.50 and (ii) the Rentable Floor Area of the Fourth Expansion Premises A (being 25,661 square feet));
(ii) During the next twelve (12) calendar months of the Term, at the annual rate of Eight Hundred and Fifty Nine Thousand Six Hundred and Forty Three 50/100 Dollars ($859,643.50) (being the product of (i) $33.50 and (ii) the Rentable Floor Area of the Fourth Expansion Premises A); and
(iii) Thereafter and continuing through the expiration of the Term, at the annual rate of Eight Hundred and Eighty Five Thousand Three Hundred and Four 50/100 Dollars ($885,304.50) (being the product of (i) $34.50 and (ii) the Rentable Floor Area of the Fourth Expansion Premises A).

(C) With respect to the Fourth Expansion Premises B, Annual Fixed Rent for the Fourth Expansion Premises B shall be payable as follows:
(i) Commencing on the Fourth Expansion Premises B Rent Commencement Date and continuing and continuing through and including September 2008 (plus the partial month, if any, immediately following the Fourth Expansion Premises B Rent Commencement Date) at the annual rate of Sixty Nine Thousand Nine Hundred and Fifty Seven 00/100 Dollars ($69,957.00) (being the product of (i) $27.00 and (ii) the Rentable Floor Area of the Fourth Expansion Premises B (being 2,591 square feet));
(ii) During the next twelve (12) calendar months of the Term, at the annual rate of Seventy Two Thousand Five Hundred and Forty Eight 00/100 Dollars ($72,548.00) (being the product of (i) $28.00 and (ii) the Rentable Floor Area of the Fourth Expansion Premises B); and
(iii) Thereafter and continuing through the expiration of the Term, at the annual rate of Seventy Five Thousand One Hundred and Thirty Nine 00/100 Dollars ($75,139.00) (being the product of (i) $29.00 and (ii) the Rentable Floor Area of the Fourth Expansion Premises B).
4.	Effective as of the Fourth Expansion Premises Commencement Date and continuing through the expiration of the Term, the following definitions are hereby added to the REFERENCE DATA in Section 1.1 of the Lease:

NUMBER OF PARKING PRIVILEGES FOR THE FOURTH EXPANSION PREMISES:	Beginning on the Fourth Expansion Premises Commencement Date, there shall be added additional privileges for parking ninety nine (99) automobiles, twenty-eight (28) of which are located in the garage below the Building, and seventy-one (71) of which will be located on the outdoor surface lot.

RENTABLE FLOOR AREA OF THE FOURTH EXPANSION PREMISES A:	25,661 square feet.

RENTABLE FLOOR AREA OF THE FOURTH EXPANSION PREMISES B:	2,591 square feet.
5.	OPERATING EXPENSES.

(A) Existing Premises. For purposes of calculating Tenant’s payments for Operating Expenses for the Existing Premises pursuant to Section 2.6 of the Lease, the definition of “Base Operating Expenses” shall be unchanged.

(B) Fourth Expansion Premises. In addition to the payments referenced in Section 5(A) above, Tenant shall pay Operating Expenses for the Fourth Expansion Premises to be calculated as follows: For purposes of calculating Tenant’s payments for Operating Expenses for the Fourth Expansion Premises pursuant to Section 2.6 of the Lease for that portion of the Term on and after the Fourth Expansion Premises Commencement Date, with respect to the Fourth Expansion Premises only, the definition of “Base Operating Expenses” shall be:

BASE OPERATING EXPENSES:	Landlord’s Operating Expenses (as defined in Section 2.6 of the Lease) for calendar year 2008 being January 1, 2008 through December 31, 2008.
(C) Notwithstanding the foregoing or any provision hereof to the contrary, Tenant shall not be obligated to pay any of Landlord’s Operating Expenses allocable to the Fourth Expansion Premises for any period prior to January 1, 2009.

6.	REAL ESTATE TAXES.

(A) Existing Premises. For purposes of calculating Tenant’s payments for real estate taxes for the Existing Premises pursuant to Section 2.7 of the Lease, the definition of “Base Taxes” shall be unchanged.

(B) Fourth Expansion Premises. In addition to the payments referenced in Section 6(A) above, Tenant shall pay real estate taxes for the Fourth Expansion Premises to be calculated as follows: For purposes of calculating Tenant’s payments for real estate taxes for the Fourth Expansion Premises pursuant to Section 2.7 of the Lease for that portion of the Term on and after the Fourth Expansion Premises Commencement Date, with respect to the Fourth Expansion Premises only, the definition of “Base Taxes” shall be:

BASE TAXES:	Landlord’s Tax Expenses (as defined in Section 2.7 of the Lease) for fiscal tax year 2008 being July 1, 2007 through June 30, 2008.
(C)Notwithstanding the foregoing or any provision hereof to the contrary, Tenant shall not be obligated to pay any of Landlord’s Tax Expenses allocable to the Fourth Expansion Premises for any period prior to July 1, 2008.

7.0	Condition of the Fourth Expansion Premises. Tenant shall accept the Fourth Expansion Premises in its “AS-IS” condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto or to install or connect any of Tenant’s telephone or other communications equipment or systems or to provide any allowance, except as provided below. Notwithstanding the foregoing, Landlord represents and warrants that as of the Fourth Expansion Premises Commencement Date, the HVAC system and all other building systems serving the Fourth Expansion Premises (excluding all of the supplemental systems serving the existing data center located in the Fourth Expansion Premises A) will be in good order, condition and repair. Notwithstanding the foregoing, in the event that a supplemental system serving the above-referenced data center also serves (in common with the data center) some other portion of the Fourth Expansion Premises (hereinafter, the “non-data center portion of the Fourth Expansion Premises”), the Landlord will be responsible for putting such supplemental system in good order, condition and repair only with respect to its ability to serve the non-data center portion of the Fourth Expansion Premises, and Landlord shall have no obligation or liability in connection with the ability of said supplemental systems to serve the data center.

7.1	Fourth Expansion Premises Work

(A) Tenant, at its sole cost and expense, shall perform all work necessary to prepare the Fourth Expansion Premises for Tenant’s occupancy (the “Fourth Expansion Premises Work”). Landlord acknowledges that it has approved the work described on the schematic plans attached hereto as Exhibit B (the “Tenant’s Schematic Plans”). The Fourth Expansion Premises Work shall be performed in accordance with plans and specifications prepared by an architect, licensed by the Commonwealth of Massachusetts and reasonably approved by Landlord (the “Fourth Expansion Premises Architect”), such plans and specifications to be subject to the reasonable approval of the Landlord, but Landlord may not disapprove of matters shown on and consistent with the Tenant’s Schematic Plans. Without limiting the generality of the foregoing, Tenant shall have the right to use Visnick & Caulfield Associates, Inc. as the Fourth Expansion Premises Architect for the Fourth Expansion Premises Work. Tenant shall submit to Landlord, a detailed floor plan layout together with working drawings for the Fourth Expansion Premises Work to prepare the Fourth Expansion Premises for Tenant’s occupancy. Such floor plan layout and working drawings (the “Fourth Expansion Premises Plans”) shall contain at least the information required by, and shall conform to the requirements of, Exhibit B to the Third Amendment. Provided that the Fourth Expansion Premises Plans contain at least the information required by, and conform to the requirements of, said Exhibit B, Landlord’s approval of the Fourth Expansion Premises Plans shall not be unreasonably withheld or delayed (said approval to be given within five (5) business days of Landlord’s receipt of three (3) copies of such plans and specifications); however, Landlord’s determination of matters relating to aesthetic issues relating to alterations or changes which are visible outside the Premises shall be in Landlord’s sole discretion. If

Landlord disapproves of any Fourth Expansion Premises Plans, then Tenant shall promptly have the Fourth Expansion Premises Plans revised by the Fourth Expansion Premises Architect to incorporate all objections and conditions presented by Landlord and shall resubmit such plans to Landlord no later than seven (7) days after Landlord has submitted to Tenant its objections and conditions. Such process shall be followed until the Fourth Expansion Premises Plans shall have been approved by the Landlord without objection or condition.

(B) Once the Fourth Expansion Premises Plans have been approved by Landlord, Tenant, at its sole cost and expense, shall promptly, and with all due diligence, perform the Fourth Expansion Premises Work as set forth on the Fourth Expansion Premises Plans, and, in connection therewith, Tenant shall obtain all necessary governmental permits and approvals for the Fourth Expansion Premises Work.

7.2	Quality and Performance of Work

All of the Fourth Expansion Premises Work shall be performed strictly in accordance with Section 3.3 of the Lease. Tenant shall have the Fourth Expansion Premises Work performed by contractors, reasonably approved by Landlord, which contractors shall provide to Landlord such insurance as the Landlord may reasonably require. Without limiting the generality of the foregoing, and subject to all applicable terms and conditions of the Lease, Tenant shall have the right to use Majestic Construction, Inc., as the general contractor for the Fourth Expansion Premises Work. Landlord shall have the right to provide such reasonable rules and regulations relative to the performance of the Fourth Expansion Premises Work and any other work which the Tenant may perform under this Lease and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. It shall be Tenant’s obligation to obtain a certificate of occupancy or other like governmental approval for the use and occupancy of the Fourth Expansion Premises to the extent required by law, and Tenant shall not occupy the Fourth Expansion Premises for the conduct of business until and unless it has obtained such approval and has submitted to Landlord a copy of the same. Additionally, Tenant shall provide waivers of lien from all of Tenant’s general contractors, subcontractors and suppliers performing work of Five Thousand and 00/100 Dollars or more, in the aggregate, in the recordable forms attached to the Third Amendment as Exhibit D. Tenant shall also prepare and submit to Landlord promptly after the Fourth Expansion Premises Work is substantially complete a set of as-built plans in both print and electronic forms showing the work performed by Tenant to the Premises. To the extent the same may be shown in the as-built plans prepared for Tenant from its existing vendor, such plans shall include, without limitation, any wiring or cabling installed by Tenant or Tenant’s contractor for Tenant’s computer, telephone and other communication systems. For purposes hereof, the Fourth Expansion Premises Work shall be considered “substantially complete” when the Fourth Expansion Premises Work is complete except for items of work and adjustment of equipment and fixtures which can be completed after occupancy thereof has been taken without causing substantial interference with Tenant’s use of the Premises for its business purposes (i.e. so-called “punch list” items) and when Tenant has obtained authorization from the applicable governmental authority, to the extent required by Legal Requirements, for the occupancy and use by Tenant of the Fourth Expansion Premises. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the sum of (i) third party expenses incurred by Landlord to review any elements of the Fourth Expansion Premises Plans and the Fourth Expansion Premises Work that may affect the structure of the Building, and (ii) third party expenses incurred by Landlord to review the Fourth Expansion Premises Plans and the Fourth Expansion Premises Work of which Tenant has received advance notice and which Tenant, in its commercially reasonable determination, has approved. All of the Fourth Expansion Premises Work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named above or any person hereafter designated in substitution or addition by notice to the party relying. Tenant acknowledges that Tenant is acting for its own benefit and account and that Tenant will not be acting as Landlord’s agent in performing any the Fourth Expansion Premises Work, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any work.

7.3	Special Allowance

Landlord shall provide to Tenant a special allowance equal to the sum of (a) the product of (i) $12.50 and (ii) the Rentable Floor Area of the Fourth Expansion Premises plus (b) Five Thousand and 00/100 Dollars (collectively, the “Fourth Expansion Premises Tenant Allowance”). The Fourth Expansion Premises Tenant Allowance shall be used and applied by Tenant solely on account of the cost of associated architect’s fees, construction supervision and construction of Fourth Expansion Premises Work, provided, however, Tenant may use and apply a portion of the Fourth Expansion Premises Tenant Allowance on account of Tenant’s so-called “soft costs” related to the Fourth Expansion Premises Work (including, supervisory and construction management fees, and the cost of wiring and cabling), in an amount not to exceed the product of (x) $1.00 and (y) the Rentable Floor Area of the Fourth Expansion Premises. Provided that the Tenant (i) has completed all of such Fourth Expansion Premises Work in accordance with the terms of the Lease, has paid for all of such Fourth Expansion Premises Work in full and has delivered to Landlord lien waivers as required by Section 7.2 herein, (ii) has executed the Commencement Date Agreement in the form annexed to the Third Amendment as Exhibit C, (iii) has delivered to Landlord its certificate specifying the cost of such Fourth Expansion Premises Work and all contractors, subcontractors and supplies involved with the Fourth Expansion Premises Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iv) has satisfied the requirements of (i) through (iii) above and made request for such payment on or before the date that is three hundred and sixty five (365) days after the Fourth Expansion Premises Commencement Date, (v) is not otherwise in default (beyond applicable notice and cure periods) under the Lease, and (vi) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of the Fourth Expansion Premises Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant the lesser of the amount of such costs so certified (the “Fourth Expansion Premises Certified Costs”) or the amount of the Fourth Expansion Premises Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment or any so-called soft costs, except as expressly permitted above. Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Fourth Expansion Premises Tenant Allowance for any purposes other than as provided in this Section 7.3, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, except as provided in this Section 7.3, the Fourth Expansion Premises Tenant Allowance shall only be applied towards the cost of leasehold improvements and in no event shall Landlord be required to make application of any portion of the Fourth Expansion Premises Tenant Allowance towards Tenant’s personal property, trade fixtures or moving expenses or on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of the Fourth Expansion Premises Work and the other costs for which Tenant is permitted to seek reimbursement above are less than the Fourth Expansion Premises Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from the Fourth Expansion Premises Tenant Allowance an amount equal to the sum of (i) third party expenses incurred by Landlord to review any elements of the Fourth Expansion Premises Plans and the Fourth Expansion Premises Work that may affect the structure of the Building, and (ii) third party expenses incurred by Landlord to review the Fourth Expansion Premises Plans and the Fourth Expansion Premises Work of which Tenant has received advance notice and which Tenant, in its commercially reasonable determination, has approved.

7.4	Possession.

Landlord shall deliver possession of the Fourth Expansion Premises to Tenant on the Fourth Expansion Premises Commencement Date, vacant, broom clean and in the condition required in Section 7.0 above.

8.	Tenant Generator. Notwithstanding anything contained in the Lease to the contrary, and subject to all terms and conditions of the Lease, including, without limitation, Section

3.3, Tenant, at its sole cost and expense, shall be permitted to install one emergency back-up generator on the Site in a location to be determined by Landlord in its sole discretion: (i) with Landlord’s prior written consent as to the particular specifications (including, without limitation, size) and manner of installation and connection of the generator, which consent may be granted or withheld in Landlord’s sole discretion, (ii) if Tenant has obtained all necessary permits, licenses, approvals, special permits and other governmental authorizations required therefor, (iii) for the purpose of Tenant’s conduct of the Permitted Uses within the Premises, (iv) provided Tenant maintains any such generator in a good working order and condition throughout the Term, and (v) subject to such further conditions of installation, operation, maintenance, repair, or removal which Landlord may determine, in Landlord’s sole discretion, are warranted following Landlord’s review of Tenant’s plans and specifications.

Tenant, at Tenant’s expense, shall repair any damage to the Site and the Building (including the Premises) resulting from the installation, operation, maintenance, repair, or removal of the generator. Upon the expiration or earlier termination of the Term, notwithstanding any provision to the contrary contained in the Lease, Tenant, at Tenant’s sole cost and expense, shall be obligated to remove the generator and all related wires, cables, conduits and associated equipment used or installed in connection with the installation and operation of the generator, and restore the Site and the Building (including the Premises) to its condition prior to the installation thereof. Failure to remove and restore as required herein shall be deemed an automatic Event of Default by Tenant without further notice or grace period to Tenant.

In no event shall the installation, operation, maintenance, repair, or removal of the generator interfere with the use or occupancy of the Buildings by any tenant or by others entitled thereto and Tenant shall be solely responsible for obtaining and maintaining in full force and effect such permits, licenses, approvals, special permits and other governmental authorizations, if any, as shall be required for the installation, maintenance, operation, lease and/or license of the generator by applicable Legal Requirement and the failure or inability of Tenant to obtain any such permits, licenses, approvals, special permits and other governmental authorization shall in no way (i) constitute a default of Landlord, (ii) give Tenant any right to an abatement, offset or other reduction in Annual Fixed Rent, Additional Rent or other charges payable under this Lease or (iii) give Tenant any right to terminate this Lease.

Tenant shall have no rights to license, sublease, assign or otherwise transfer its rights to install and use the generator on the Site (other than to an assignee or subtenant permitted under Section 5.6.1 of the Lease), Landlord hereby reserving the right (at its sole discretion) to install and to permit others to install, use and maintain generators and similar installations on the Site.

9.	Effective as of the Fourth Expansion Premises Commencement Date and continuing through the expiration of the Term, clause (iii) of the last sentence of Section 5.6.1.1 of the Lease (as amended) is hereby deleted and the following language is substituted therefor: “(iii) in no event shall there exist more than eight (8) partial subleases at any one time during the Term,” and a new clause (v) shall be added after clause (iv) as follows: “and (v) in no event shall Tenant sublease all or any portion of the Fourth Expansion Premises A to more than two (2) subtenants and in no event shall Tenant sublease all or any portion of the Fourth Expansion Premises B to more than one (1) subtenant.” Further, the clause in (iv) that reads “in no event shall the rentable floor area of any subleased premises be less than 3,000 square feet” shall not apply to a sublease of the Fourth Expansion Premises B.

10.	Effective as of the Fourth Expansion Premises Commencement Date and continuing through the expiration of the Term, the following notice address shall be added to the third paragraph of Section 8.12 after the words “with a copy to”: “Paul Jakubowski, Wilmer Cutler Pickering Hale & Dorr LLP, 60 State Street, Boston, Massachusetts 02109” and the following notice address shall be deleted: “Thomas Durkin, Esq., Lucash, Gesmer & Updegrove LLP, 40 Broad Street, Boston, MA 02109.”

11.	Brokers.

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Fourth Amendment other than the Broker referenced above; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Fourth Amendment other than the Broker referenced above; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions due to the Broker referenced above in accordance with a separate commission agreement.

12.	Landlord warrants and represents that the execution of this Fourth Amendment does not require the prior approval of Teachers Insurance and Annuity Association of America or any other lender holding a security interest at the Building.

13.	Right of First Offer.

As of the date hereof, certain space on the third floor of the Building is leased to parties other than Tenant (the “Existing Tenants”) through one or more leases with Landlord. Such existing leases and the terms thereof, including, but not limited to, the original terms thereof, options to extend the terms thereof, any expansion options and any amendments thereto are hereinafter called the “Existing Leases.” Subject to the Existing Leases and the rights of the Existing Tenants thereunder, and subject to Landlord’s right, in its sole and absolute discretion, to extend the term of any of the Existing Leases or enter into new leases with any of the Existing Tenants for all or any portion of the space on the third floor of the Building (regardless of whether the Existing Leases provide to the Existing Tenants any such right to extend or enter into such new leases), all of which rights are prior to the rights of Tenant under this Section, and provided that at the time any such space (the “Available Space”) becomes “available for reletting” (it being agreed that Landlord shall have the right to determine when the Available Space is “available for reletting” in its sole and absolute discretion, but that in no event shall Landlord determine that any Available Space is available for reletting more than twelve (12) months prior to the expiration or earlier termination of the existing lease of the Available Space) (i) no “Event of Default” (as defined in Section 7.1 of the Lease) exists and there have been no more than two (2) Events of Default during the Term, (ii) Tenant has not assigned this Lease or sublet all or any portion of the exterior window lined portion of the Premises (other than an assignment or subletting permitted under Section 5.6.1 of the Lease), and (iii) this Lease is still in full force and effect, then Landlord agrees not to enter into a lease or leases to relet all or any portion of such Available Space without first giving to Tenant an opportunity to lease such space for the Annual Market Rent (as hereinafter defined). The Annual Market Rent shall be the annual fair market rent for the Available Space as of the date when the same becomes so available for reletting and shall be determined by Landlord in its sole and absolute discretion. When such Available Space becomes available for reletting, Landlord shall notify Tenant of the availability of the Available Space and shall advise Tenant of the Annual Market Rent and other business terms upon which Landlord is willing to lease the Available Space (“Landlord’s Offer Notice”). If Tenant wishes to exercise Tenant’s right of first offer, Tenant shall do so, if at all, by giving Landlord notice of Tenant’s desire to lease the entire amount of such Available Space (it being agreed that Tenant has no right to lease less than the entire amount of the Available Space which is so available) on the terms provided herein within fifteen (15) days after receipt of Landlord’s Offer Notice, time being of the essence. If Tenant shall give such notice the same shall constitute an agreement to enter into an instrument in writing to lease such Available Space within thirty (30) days thereafter upon all of the same terms and conditions in the Lease except for the provisions of this Section, the Annual Fixed Rent which shall be equal to the Annual Market Rent as quoted by Landlord, such other business terms set forth in Landlord’s Offer Notice as aforesaid and those provisions which are inappropriate to the business agreement. If Tenant shall not so exercise such right within such period, time being of the essence in respect of such exercise, except as set forth below, Tenant shall have no further right of first offer hereunder with respect to such Available Space and Landlord shall be free to enter into a lease or leases of such Available Space or portions thereof with another prospective tenant or tenants upon terms and conditions as Landlord shall in its sole and absolute discretion determine, which terms may include rights or options to extend the term or to expand the size of the premises under such lease or leases, provided, however, (i) if Landlord proposes to lease the Available Space at an annual fixed rent that is less than ninety percent (90%) of the Annual Market Rent contained in Landlord’s Offer Notice, or (ii) if Landlord leases the Available Space with such tenant or tenants and the term of the applicable lease or leases expires prior to expiration of the Term of this Lease, then the terms of this Section shall continue to apply to such Available Space.

If Tenant shall exercise any such right of first offer and if, thereafter, the then occupant of the Available Space with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such Available Space at the time when its tenancy is scheduled to expire, commencement of the term of Tenant’s occupancy and lease of such Available Space, and Tenant’s obligations to pay rent under the Lease shall, in the event of such holding over by such occupant, be deferred until possession of the Available Space is delivered to Tenant and Landlord shall use reasonable efforts and due diligence (which shall be limited to the commencement and prosecution thereafter of eviction proceedings but which shall not require the taking of any appeal) to evict such occupant from such Available Space and to deliver possession of such Available Space to Tenant as soon as may be practicable. The failure of the then occupant of the Available Space to so vacate shall not constitute a default or breach by Landlord and shall not give Tenant any right to terminate the Lease, this Fourth Amendment or its acceptance of the offer to lease the Available Space contained in Landlord’s Offer Notice, or to deduct from, offset against or withhold Annual Fixed Rent, Additional Rent or other charges due under the Lease or this Fourth Amendment (or any portions thereof), except as expressly provided in the next sentence of this Section and except that, as stated above, commencement of the term of Tenant’s occupancy and lease of such Available Space, and Tenant’s obligations to pay rent under the Lease shall, in the event of such holding over by such occupant, be deferred until possession of the Available Space is delivered to Tenant. If Landlord shall have failed to provide Tenant with such access and sole occupancy to the Available Space on or before the date that is ninety (90) days after the proposed commencement date of the term for the Available Space as set forth in Landlord’s Offer Notice (the “Outside Delivery Date”) (which date shall be extended automatically for such periods of time as Landlord is prevented from providing the same by reason of Force Majeure (it being agreed said Force Majeure shall not include delay attributable to any existing tenant’s wrongful failure to deliver possession of the Available Space, as more particularly described above) or any act or failure to act of Tenant which interferes with Landlord’s ability to provide such access, without limiting Landlord’s other rights on account thereof), Tenant shall have the right to revoke its acceptance of Landlord’s offer to lease the Available Space contained in Landlord’s Offer Notice, by giving notice to Landlord of Tenant’s desire to do so before such access is provided to Tenant within the time period from the Outside Delivery Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Delivery Date (as so extended); and, upon the giving of such notice, Tenant’s acceptance of Landlord’s offer shall be deemed revoked and Tenant shall be deemed to have declined to exercise its right of first offer with respect to the Available Space, without further liability or obligation on the part of either party unless, within thirty (30) days after receipt of such notice, Landlord provides such access to Tenant; and such right of revocation shall be Tenant’s sole and exclusive remedy for Landlord’s failure to provide access within such time.

14.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

15.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.
[Signature page to follow.]

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD: BOSTON PROPERTIES LIMITED PARTNERSHIP

	By:	BOSTON PROPERTIES, INC.,
Its general partner

/s/ Jason Fivek	By	/s/ David C. Provost

	Name	David C. Provost

	Title	Senior Vice President

ATTEST:	TENANT:
CONSTANT CONTACT, INC.

By /s/ Robert P. Nault	By	/s/ Gail F. Goodman

Name Robert P. Nault	Name	Gail F. Goodman
Title SECRETARY or	Title	PRESIDENT or
(ASSISTANT SECRETARY)		(VICE PRESIDENT)
HEREUNTO DULY AUTHORIZED

	By	/s/ David Mann

	Name	David Mann
	Title	TREASURER or
(ASSISTANT TREASURER)
HEREUNTO DULY AUTHORIZED
(CORPORATE SEAL)

EXHIBIT A
Plan of Fourth Expansion Premises
[Graphic]

EXHIBIT B
Tenant’s Schematic Plans
[Graphic]